Exhibit 6.4

LETTER OF INTENT

April 15, 2020

This letter of intent (“LOI”) summarizes the principal terms of a strategic partnership between Crush Capital Inc. (“Crush”) and Issuance, Inc. (“Issuance”), whereby Issuance shall provide its Portal platform and marketing services to support Crush’s Reg A+ offering, and separately, to act as the exclusive provider of marketing services to featured Reg A+ IPO issuers in Season One of Crush’s original series, Going Public (the “Show”).

This non-binding LOI shall serve as proof of the contemplated relationship between Crush and Issuance and will be followed by a definitive Agreement (“Agreement”) outlining specific terms and conditions of the partnership. Crush has identified Issuance as a Reg A+ industry leader with the required experience and capabilities to support Crush’s objectives:

For Crush’s Reg A+ offering:

●	Crush will pay Issuance a $15,000 retainer and $25 fee per subscription processed through Issuance Portal and will have Issuance manage Crush’s Reg A+ offering.

For Crush’s Show:

●	Crush will pay Issuance a minimum fee of $100,000 for each of the five marketing campaigns in Season One, and Issuance will take guidance from Crush as to the timing of each campaign. In addition to entering into an exclusive Agreement with Crush, Issuance would enter into a separate Master Services Agreement (“MSA”) with each issuer.

●	Issuance will provide comprehensive marketing and advisory services to each of the five issuers prior to and through the duration of the Show. Issuance’s services will include digital marketing, content marketing, email marketing, and paid media marketing to drive retail investors into each respective offering.

This LOI sets forth the basis on which the parties intend to proceed but notwithstanding anything to the contrary contained herein is not intended to create and does not create any legally binding obligation of any nature on the part of either party.

Confidential	Page 1 of 2

CRUSH CAPITAL INC.

/s/ Todd Goldberg
By: Todd Goldberg
Its: Co-funder & Co-CEO

Acknowledged and agreed:

ISSUANCE, INC.

/s/ Nick Allen
By: Nick Allen
Its: Co-founder & CTO

Confidential	Page 2 of 2